Exhibit 99.1
TRANSACTIONS IN COMPANY SHARES DURING THE PAST 60 DAYS
The Reporting Person engaged in the following transactions in Shares of the Company during the past 60 days. All transactions involved the sale of Shares on the NASDAQ Stock Market.

		Transaction	Price per
Beneficial Ownership	Quantity	Date	Share
Lions Gate Entertainment Corp.	112,500	3/13/07	$3.1672
Lions Gate Entertainment Corp.	11,000	3/14/07	$3.086
Lions Gate Entertainment Corp.	42,000	3/30/07	$4.16
Lions Gate Entertainment Corp.	443,721	3/30/07	$4.17
Lions Gate Entertainment Corp.	639,416	3/30/07	$4.18
Lions Gate Entertainment Corp.	1,000	3/30/07	$4.1899
Lions Gate Entertainment Corp.	274,510	3/30/07	$4.19
Lions Gate Entertainment Corp.	740,125	3/30/07	$4.20
Lions Gate Entertainment Corp.	251,250	3/30/07	$4.21
Lions Gate Entertainment Corp.	73,500	3/30/07	$4.22
Lions Gate Entertainment Corp.	381,864	3/30/07	$4.23
Lions Gate Entertainment Corp.	209,100	3/30/07	$4.24
Lions Gate Entertainment Corp.	822,820	3/30/07	$4.25
Lions Gate Entertainment Corp.	11,995	3/30/07	$4.2558
Lions Gate Entertainment Corp.	15,205	3/30/07	$4.2565
Lions Gate Entertainment Corp.	3,990	3/30/07	$4.26